EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-251988), Form S-8 (Nos. 333-229432, 333-261997, and 333-269588), and Form S-4 (No. 333-275536) of AgeX Therapeutics, Inc. of our report dated March 22, 2024, which includes an explanatory paragraph relating to AgeX Therapeutics, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of AgeX Therapeutics, Inc. as of and for the years ended December 31, 2023 and 2022, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California
March 22, 2024